EXHIBIT 11.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated February 4, 2020, on the consolidated financial statements of Worthy Peer Capital II, Inc. as of December 31, 2019 and for the period from October 28, 2019 (Inception) through December 31, 2019 included in this Amendment No. 1 to the Regulation A Offering Circular of Worthy Peer Capital II, Inc., on Form 1-A/A, and to the reference to our firm under the heading “Experts”.

/s/ Salberg & Company, P.A.
SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 6, 2020